Exhibit 10.15

December 15, 2021

Nicolleta Gonçalves

nikkigoncalves@hotmail.com

Re: Offer of Employment

Dear Nikki:

I am happy to offer you the position of Director of Compliance for Fold, Inc. (the “Company”). This letter sets forth the terms and conditions of your employment with the Company and includes a provision that any dispute between you and the Company are subject to arbitration. It is important that you understand clearly both what your benefits are and what the Company expects of you. By signing this letter, you will be accepting employment on the following terms.

1.	Effective Date. Your employment will commence on January 17, 2022 (the “Effective Date”).

2.	Duties. Your job title will be Director of Compliance, reporting to COO & General Counsel. Your initial duties generally will be in the areas of set forth in the Mission and Outcomes statement, at Attachment 1, but you may be assigned other duties as needed. This is a full-time position.

3.	Compensation. This is an exempt position, and you will be paid an annual base salary you select on the signature page. Your compensation will generally be reviewed twice a year, in January and July. All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

4.	Signing Bonus. You will receive a $10,000 signing bonus, payable during the first ten business days after the Effective Date.

5.	Stock Compensation. You be granted a restricted stock unit award (the “Award”) representing the right to receive the number shares of the Company’s Common Stock (the “Common Stock”) you select on the signature page. The shares subject to the Award shall be issued following the vesting date, subject to applicable withholding taxes but without any obligation to pay an exercise price. The vesting of the Award shall be subject to a time-based service requirement and a liquidity event requirement, both of which must be satisfied during the term of the Award. The Award shall satisfy the time- based service requirement subject to continuous employment over a four-year period starting on the first day of employment, subject to a one-year cliff with monthly service- vesting thereafter. The liquidity event vesting requirement shall be satisfied on the first to occur of (i) a change in control of the Company in which stockholders receive cash and/or marketable securities, or (ii) an initial public offering of the Common Stock. The Award shall vest on the first date upon which both requirements are satisfied. Once your employment terminates, no additional Award units satisfy the time-based service requirement. However, those Award units that satisfied the time-based service requirement before termination of employment will remain eligible to vest if the liquidity event occurs before the expiration date specified in your individual RSU Award Agreement. The terms and conditions applicable to your Award will be governed by your individual RSU Award Agreement and the Company’s 2019 Equity Incentive Plan. Although management of the Company will recommend to the Board of Directors that you be granted the Award, by execution of this letter, you acknowledge that you have no right to receive the Award unless the grant is approved by the Board of Directors.

Fold, Inc.

6.	Employee Benefits. You will be eligible to participate in Company-sponsored benefits, including health benefits, vacation, sick leave, holidays and other benefits that the Company may offer to similarly situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law. A description of our currents benefits package is available Attachment 2.

7.	Adjustments and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

8.	At-will Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. This term of employment is not subject to change or modification of any kind except if in writing and signed by you and an authorized representative of the Company.

9.	Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and all other deductions required by law. You acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11201 N Tatum Blvd | Ste 300 | #42035 | Phoenix, AZ 85028-6039

Fold, Inc.

10.	Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed Proprietary Information and Inventions Agreement prior to beginning employment.

11.	References and Immigration Documents. This offer is contingent upon satisfactory completion of all of our reference and background checks and on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements.

12.	Company Rules. As an employee of the Company, you will be expected to abide by the Company’s rules and regulations. You will be required to sign an acknowledgment that you have read and understand the Company rules of conduct as provided in the Company’s Employee Handbook, which the Company will distribute.

13.	No Conflicting Obligations. By execution of this letter, you represent and warrant that your performance of this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You agree not to enter into any written or oral agreement that conflicts with this letter.

14.	Integrated Agreement. This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

15.	Severability. If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

11201 N Tatum Blvd | Ste 300 | #42035 | Phoenix, AZ 85028-6039

16.	Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company (or termination thereof) or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Arizona, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described below, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Maricopa County in the State of Arizona (or in the event of exclusive federal jurisdiction, the courts of the District of Arizona seated in Maricopa County in connection with any Dispute or any claim related to any Dispute).

17.	Arbitration. Except as prohibited by law, you agree that any Dispute between you and the Company (or between you and any officer, director, employee or affiliates of the Company, each of whom is hereby designated a third party beneficiary of this letter regarding arbitration) will be resolved through binding arbitration in Maricopa County, Arizona under the Federal Arbitration Act and, to the extent not inconsistent with or preempted by the Federal Arbitration Act or any applicable state law. Nothing in this arbitration provision is intended to limit any right you may have to file a charge with or obtain relief from the National Labor Relations Board or any other state or federal agency. You agree that such arbitration shall be conducted on an individual basis only, not a class, collective or representative basis, and hereby waive any right to bring class- wide, collective or representative claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

[Signature Page Follows]

11201 N Tatum Blvd | Ste 300 | #42035 | Phoenix, AZ 85028-6039

To confirm your agreement with and acceptance of these terms, please sign it prior to December 17, 2021.

We look forward to your joining Fold!

Sincerely,

FOLD, INC.

By:	/s/ Will Reeves
Name:	Will Reeves
Title:	CEO

AGREED AND ACCEPTED AS OF THE DATE WRITTEN ABOVE:

/s/ Nikki Goncalves
Name:	Nikki Goncalves
Address:	1415 Martin Luther King Jr Way apt
2E Oakland CA 94612

I accept the following compensation package:

✓ $198,000 annual salary and 80,475 (~0.36 fully diluted) RSU Award

    $187,200 annual salary and 84,956 (~0.38% fully diluted) RSU Award

Attachment 1:

Mission and Outcomes

Mission and Outcomes - Compliance

Mission

1.	Initially build our first compliance department, including initial staff and tools.

2.	Find solutions for any unique compliance challenges that arise from our secured credit program (when it launches).

3.	Ensure that the proper KYC/AML tools and procedures are in place to support the launch and growth of our Free Debit Card.

4.	Implement a robust fraud & abuse program to protect users and to ensure that our cardholders are gaming - but not abusing - our rewards game.

5.	Identify relevant industry benchmarks which we should strive for, and set a reasonably aggressive timeline for hitting/exceeding those benchmarks.

6.	Looking over the horizon: other forms of rewards.

Outcomes

1. Initially build our first compliance department, including initial staff and tools.

Thus far in Fold’s existence, we are just now experiencing the need for a full time compliance person. We are aware of needs in the following areas (from currently most to least pressing):

1.	KYC fraud related to signing up for our Fold Rewards Prepaid Card.

2.	ACH fraud related to fraudulent Fold Rewards Prepaid Card accounts

3.	abuse of our rewards program by payment types that could be considered suspicious AML behavior.

4.	chargebacks related to purchases made with the Fold Rewards Prepared Card

5.	chargeback fraud related to our gift card sales,

The goal of this role would be to initially get an understanding of the scope of Fold’s compliance needs, and to map out a minimally viable team and tools to address those needs, during this period of growth.

2. Find solutions for any unique compliance challenges that arise from our secured credit program (when it launches).

For the most part, compliance requirements for prepaid programs have not been particularly challenging. When we launch the credit program, it will have some level of compliance needs as well (depending on which partner is selected, Fold will have varying levels of responsibility).

One unique challenge is that we will be the first program using bitcoin and rewards points to secure a secured credit card. We will need to work with our partners to identify areas of risk and spheres of responsibility for this product.

3. Ensure that the proper KYC/AML tools and procedures are in place to support the launch and growth of our Free Debit Card.

Our primary objective for the next twelve months is to grow our cardholder base. To date, we have required a fee ($150 annual for our Spin+ Tier and $21 activation for our Spin Tier). We plan on dropping the fee to $0 in the very near future, and instead launching an optional monthly subscription model. We anticipate that when we launch the Free card, we will experience significant growth in cardholders (both legitimate and illegitimate).

Our KYC/AML tools, policies, and procedures are currently bare bones. While we have good visibility (or at least the ability to have that visibility) into our transaction and rewards data, we are currently limited with our other KYC/AML tools.

With that background, the priorities for this role would be:

●	Prioritize which compliance needs should be addressed first.

●	Team with current employees to document our policies and procedures.

●	Recommend additional hire(s) if needed, and recruit those positions.

4. Implement a robust fraud & abuse program to protect users and to ensure that our cardholders are gaming - but not abusing - our rewards game.

At our core, Fold aspires to be a gaming company. The reward element of our card is a game. With good strategies, a user can earn more than an average user. While Fold wants to reward gamers, we do not want to tolerate abusive behavior. A primary objective of this goal will be to clearly define the line between the two behaviors, and enforce that line.

To accomplish this goal, this role would be required to:

1.	Fully understand our current rewards T&Cs.

2.	Review abusive purchaser behavior and identify what the appropriate policy is for taking action against those accounts (including warnings, clawing back rewards, and terminating accounts).

3.	Ensure that the company is sufficiently staffed to monitor and manage abuse.

5.  Identify relevant industry benchmarks which we should strive for, and set a reasonably aggressive timeline for hitting/exceeding those benchmarks.

Fold strives to be an extremely friendly rewards company. That mentality extends to our traditional finance partners, who often find Fold to be the first “crypto” company they partner with. So we take the path of having excellent customer support and an active intolerance of fraudulent behavior. While we can easily quantify our customer support metrics (i.e. <1 hour response time per ticket), we are not currently able to target metrics with respect to KYC/AML, abuse, or chargebacks.

To accomplish this outcome, you would:

●	Identify the one-three metrics which we should measure.

●	Ensure we have the reporting tools in place in order to measure those metrics.

●	Establish a baseline for those metrics, and 6 and 12 months goals.

6. Looking over the horizon: other forms of rewards.

Currently the only rewards we offer are in the form of bitcoin. As we evolve, we expect we will grow into other types of rewards that grow, namely certain stocks or mutual funds. While we expect that we will be able to partner with providers who can provide us with fractional share services, and who can handle reporting and compliance requirements, we are not sure.

Ultimately, we may decide we want to bring the broker-dealer requirements in-house. The responsibility for building a compliant program will ultimately fall to this role.

Attachment 2:

Benefits Overview

Fold Inc

Employee Beneﬁts Overview

At Fold Inc we invest in our employees’ wellbeing and empower them with beneﬁts provided through Justworks.

Health

Medical Plan Details

PLAN NAME	DEDUCTIBLE*	OUT-OF-POCKET MAX*	COINSURANCE*	OUT OF NETWORK DEDUCTIBLE*	FSA	HSA
AETNA C� POS	$�,���	$�,���	�%	$�,���	✓	✓
AETNA F� POS	$���	$�,���	��%	$�,���	✓	—
AETNA A� POS	$�	$�,���	�%	$�,���	✓	—
AETNA A� POS	$�	$�,���	�%	$�,���	✓	—

*prices shown for individual

Monthly Contribution Details

PLAN NAME	EMPLOYEE ONLY	EMPLOYEE + SPOUSE	EMPLOYEE + KID(S)	EMPLOYEE + FAMILY
AETNA C� POS	$�.��	$�.��	$�.��	$�.��
AETNA F� POS	$���.��	$���.��	$���.��	$���.��
AETNA A� POS	$���.��	$���.��	$���.��	$���.��
AETNA A� POS	$���.��	$���.��	$���.��	$�,���.��

WAITING PERIOD: You'll have access to these health plans starting on the first of the month, following your hire date.

Prices are based on the location of Fold Inc's headquarters and may vary.

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Dental Plan Details

PLAN NAME	DEDUCTIBLE*	ANNUAL BENEFIT MAX*	PREVENTATIVE SERVICES*	BASIC SERVICES*	MAJOR SERVICES*
AETNA DENTAL PPO ◆	$◆◆.◆◆	$◆,◆◆◆.◆◆	◆◆◆%	◆◆%	◆◆%
AETNA DENTAL PPO ◆	$◆◆.◆◆	$◆,◆◆◆.◆◆	◆◆◆%	◆◆%	◆◆%

*prices shown for individual

Monthly Contribution Details

PLAN NAME	EMPLOYEE ONLY	EMPLOYEE + SPOUSE	EMPLOYEE + KID(S)	EMPLOYEE + FAMILY
AETNA DENTAL PPO ◆	$◆.◆◆	$◆◆.◆◆	$◆◆.◆◆	$◆◆.◆◆
AETNA DENTAL PPO ◆	$◆.◆◆	$◆◆.◆◆	$◆◆.◆◆	$◆◆◆.◆◆

WAITING PERIOD: You'll have access to these health plans starting on the first of the month, following your hire date.

Prices are based on the location of Fold Inc's headquarters and may vary.

Vision Plan Details

PLAN NAME	DEDUCTIBLE*	EYE EXAM*	EYEGLASSES LENSES*	FRAMES*	CONTACTS*
AETNA VISION	NO	$◆◆.◆◆	$◆◆.◆◆	$◆◆◆ + ◆◆% OFF REMAINDER	$◆◆◆ + ◆◆% OFF REMAINDER
AETNA VISION+	NO	$◆.◆◆	$◆.◆◆	$◆◆◆ + ◆◆% OFF REMAINDER	$◆◆◆ + ◆◆% OFF REMAINDER

*prices shown for individual

Monthly Contribution Details

PLAN NAME	EMPLOYEE ONLY	EMPLOYEE + SPOUSE	EMPLOYEE + KID(S)	EMPLOYEE + FAMILY
AETNA VISION	$◆.◆◆	$◆.◆◆	$◆.◆◆	$◆.◆◆
AETNA VISION+	$◆.◆◆	$◆.◆◆	$◆.◆◆	$◆◆.◆◆

WAITING PERIOD: You'll have access to these health plans starting on the first of the month, following your hire date.

Prices are based on the location of Fold Inc's headquarters and may vary.

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More Features of your Health Beneﬁts Program

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HEALTH ADVOCATE

Health Advocacy

A ��/� Employee Assistance Program to support mental health and a balanced lifestyle.

Cost is included with our benefits package.

TELADOC

Virtual Health

��/� virtual care. Whether you're on the road or at home, you'll be able to talk to a doctor henever you need one!

Cost is included with our benefits package.

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Additional Beneﬁts

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SLAVIC ���(K)

���(k) Match - �%

$���� Vacation Stipend

$��� Spin-and-Go Weekends

Continuous Learning Funds

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Fold's My Mondays

Bitcoin Starter Pack

Paid Parental Leave

Unlimited Discretionary Time Off (DTO)

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Perks

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Who’s Justworks?

Justworks is an HR platform that provides businesses with the tools they need to grow and support their teams. We do this with a simple, easy-to-use product and expert support from real people when it’s needed. Through Justworks, you’ll gain access to corporate-level beneﬁts that support your health and wellbeing in and out of the ofﬁce.

Check out www.justworks.com for more info.

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